UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting material Pursuant to §240.14a-12

Masimo Corporation

(Name of Registrant as Specified In Its Charter)

POLITAN CAPITAL MANAGEMENT LP
POLITAN CAPITAL MANAGEMENT GP LLC
POLITAN CAPITAL PARTNERS GP LLC
POLITAN CAPITAL NY LLC
POLITAN INTERMEDIATE LTD.
POLITAN CAPITAL PARTNERS MASTER FUND LP
POLITAN CAPITAL PARTNERS LP
POLITAN CAPITAL OFFSHORE PARTNERS LP
QUENTIN KOFFEY
MATTHEW HALL
AARON KAPITO
WILLIAM JELLISON

DARLENE SOLOMON

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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On July 12, 2024, Politan Capital Management LP, a Delaware limited partnership (“Politan”), updated its website, www.AdvanceMasimo.com (the “Site”), in connection with the solicitation of stockholders of Masimo Corporation, a Delaware corporation (“Masimo”). Copies of the materials posted to the Site, including two letters sent to the Masimo Board of Directors, are filed herewith.

106 West 56th Street, 10th Floor

New York, New York 10019

July 3, 2024

Via Email, U.S. Mail and Federal Express

The Board of Directors

c/o Masimo Corporation

52 Discovery

Irvine, CA 92618

Re:        Empty Voting

Dear Members of the Masimo Board of Directors:

I am writing this letter to express serious concerns regarding a possible ongoing scheme to manipulate the outcome of the upcoming Annual Meeting of Stockholders.

We have observed that a brokerage firm associated with an investor who is a friend of Mr. Kiani voted a major position – approximately 9.9 percent of the company’s outstanding stock – in favor of the company’s nominees. The number of shares voted at this brokerage firm exceeded the shares publicly reported to be owned by this investor by several multiples. That excess amount was accumulated at the brokerage in the period running up to the record date and then disposed of out of the same brokerage right after the record date. These share movements corresponded almost exactly with movements in and out of brokerages associated with firms that lend shares in the market. Further, in the same period of these share movements, the short interest in Masimo stock increased by similar amounts.

Upon reviewing this data, which was first made available to us on Monday, July 1, we believe it is likely that this investor has engaged in a pattern of trading that is known as “record date capture” and “empty voting” that provides the investor the ability to vote shares of which they do not have economic exposure. This trading strategy involves purchasing shares to be able to hold them on the record date and therefore be entitled to vote them, while simultaneously borrowing and shorting an equivalent number of offsetting shares in order to eliminate economic exposure to the stock. In these instances, the position is closed shortly after the record date, once the right to vote has been secured. Empty voting at this scale threatens to distort corporate democracy at Masimo, as a stockholder whose votes are divorced from their economic interests may not vote in a manner that is in the best interests of the company and all its stockholders.

In light of these circumstances, we ask the Board to set a new record date for stockholders entitled to vote at the meeting. Based on the advice of counsel, we believe that if the Board acts promptly, it can set a new record date without having to move the Annual Meeting. We also believe the Board should investigate what, if any, contact Mr. Kiani has had with this investor. It is highly concerning that such a large position (just below the Section 16 threshold) should exist unknown to other shareholders and for just a brief period of time coinciding with the record date. It is also suspicious that the position was held at a broker associated with a friend of Mr. Kiani and was voted in its entirety much earlier than voting by third parties typically occurs (the only two major proxies that had been delivered as of Monday belonged to this investor and Mr. Kiani). The Board should unambiguously direct that Mr. Kiani cannot participate in, or encourage, any schemes that would undermine the ability of stockholders of the company to vote in a fair election.

Finally, because this investor would have clearly acquired over five percent of the company’s voting power with the intent to influence control by empty voting the shares, we believe the investor should have filed a Schedule 13D with the SEC disclosing their intentions.

Given the severity of these matters and their potential to materially impact the upcoming stockholder vote, we request that you look into these issues and take the appropriate actions to address them immediately.

Thank you,

Quentin Koffey

Managing Member

Politan Capital Management

106 West 56th Street, 10th Floor

New York, New York 10019

July 12, 2024

Via Email

The Board of Directors

c/o Masimo Corporation

52 Discovery

Irvine, CA 92618

Re:          Letter to Board of Directors on behalf of Politan Capital Management LP

Dear Members of the Board:

Last week I raised serious concerns about an empty voting scheme we believe is being perpetrated by a friend of Joe Kiani to manipulate the outcome of the upcoming annual meeting.

This investor, who it has now come to light is RTW Investments based on Glass Lewis’s report and subsequent media reports, accumulated a 9.9% voting stake through a trading strategy known as “record date capture” and “empty voting” that involves securing a large voting position divorced from actual economic exposure.

RTW and Mr. Kiani were the two earliest major investors to deliver proxies — well before other major holders voted. As Craig Reynolds, Masimo’s Lead Independent Director and Chair of all three Board committees knows, RTW’s portfolio manager responsible for the Masimo investment and Mr. Kiani are friends who have dinner together with their spouses and are both members of the Orange County community. This relationship is underscored by Mr. Kiani being featured on RTW’s website praising the investment firm as a “trusted partner” and noting that Mr. Kiani is an investor in RTW’s funds. A research firm has also reported on additional connectivity between RTW’s CIO and Mr. Kiani.

Glass Lewis issued its recommendation last night, and we are grateful that it decided to recommend that stockholders vote for both Politan nominees. We were also troubled by the facts that emerged in the recommendation regarding RTW's effort to influence Glass Lewis by claiming they were a 9.9% holder. The relevant discussion from Glass Lewis follows:

“We do note that on July 1, 2024, we received an inbound contact from RTW Investments (“RTW”) representing its ownership interest in Masimo as 9.9% and expressing support for Masimo nominees Chavez and Kiani, opposition to Politan’s nominees and a willingness to engage further in relation to such views. On July 8, 2024, we responded to RTW by offering engagement windows on July 9 and July 10, 2024. To date, RTW has not responded to these offers. Per S&P Capital IQ, RTW was the owner of a 2.8% interest in Masimo as of March 31, 2024, indicating the ownership position communicated in the July 1, 2024, email represented an increase of approximately 3.6x by RTW over the course of approximately three months.

We are presently unable to ascertain RTW’s current economic exposure and have no information regarding the presence of any agreements or understandings in relation to the voting of RTW’s shares. We do, however, acknowledge the specified ownership interest and implied rate of accrual appear to align with certain of the concerns raised by Politan in the letter filed with the SEC on July 8, 2024. If additional materials corroborating Politan’s concerns subsequently emerge, whether prior to or following the forthcoming meeting, we would view such circumstances as a highly inappropriate manipulation of the shareholder franchise and a severe indictment of Masimo's credibility and corporate governance.”

Unknown to Glass Lewis, at the time of RTW’s solicitation to them, we believe RTW had already disposed of the vast majority of its position. Indeed, by July 1, the brokerage firm associated with RTW held less than 2% of Masimo’s shares even though RTW retained its voting power and had cast its 9.9% proxy for Mr. Kiani, in effect disenfranchising every other stockholder. Describing themselves to Glass Lewis as a 9.9% owner is yet another instance of manipulation that benefits nobody other than Mr. Kiani.

The Board's refusal to do the right thing here further underscores the critical need at Masimo for a majority of truly independent directors. Instead of conducting any real inquiry or taking any action to protect stockholders from what we believe to be blatant manipulation and vote rigging, the Board has refused to even meet to discuss the matter and has attacked Politan for raising the issue and proposing solutions. To protect the integrity of the vote, Masimo should demand that RTW abstain from voting any shares that exceed its economic interest — or set a record date that would allow stockholders to vote promptly in a fair election untainted by empty voting. The company should disclose any and all contact it has had with RTW. We find the company’s categorical denials of any involvement to be difficult to believe. The Board should also hire independent counsel to investigate the matter, determine if Mr. Kiani and RTW are a group and pursue disgorgement of any Section 16 short-swing profits.

In light of the additional information that has surfaced and the Board’s failure to take any action, we feel it is necessary to make this letter public so investors understand the status of the situation and our heightened concern.

Thank you,

Quentin Koffey

Managing Member

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if any of the underlying assumptions of Politan Capital Management LP (“Politan”) or any of the other participants in the proxy solicitation described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Politan that the future plans, estimates or expectations contemplated will ever be achieved. Certain statements and information included herein may have been sourced from third parties. Politan does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

Politan disclaims any obligation to update the information herein or to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such information, projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Politan and the other Participants (as defined below) have filed a definitive proxy statement and accompanying WHITE universal proxy card or voting instruction form with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2024 annual stockholders meeting (the “2024 Annual Meeting”) of Masimo Corporation, a Delaware corporation (“Masimo”). Shortly after filing its definitive proxy statement with the SEC, Politan furnished the definitive proxy statement and accompanying WHITE universal proxy card or voting instruction form to some or all of the stockholders entitled to vote at the 2024 Annual Meeting.

The participants in the proxy solicitation are Politan, Politan Capital Management GP LLC (“Politan Management”), Politan Capital Partners GP LLC (“Politan GP”), Politan Capital NY LLC (the “Record Stockholder”), Politan Intermediate Ltd., Politan Capital Partners Master Fund LP (“Politan Master Fund”), Politan Capital Partners LP (“Politan LP”), Politan Capital Offshore Partners LP (“Politan Offshore” and, collectively with Politan Master Fund and Politan LP, the “Politan Funds”), Quentin Koffey, Matthew Hall, Aaron Kapito (all of the foregoing persons, collectively, the “Politan Parties”), William Jellison and Darlene Solomon (such individuals, collectively with the Politan Parties, the “Participants”).

As of the date hereof, the Politan Parties in this solicitation collectively own an aggregate of 4,713,518 shares (the “Politan Group Shares”) of common stock, par value $0.001 per share, of Masimo (the “Common Stock”). Mr. Koffey may be deemed to own an aggregate of 4,714,746 shares of Common Stock (the “Koffey Shares”), which consists of 1,228 restricted stock units (the “RSUs”) as well as the Politan Group Shares. Politan, as the investment adviser to the Politan Funds, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Politan Group Shares, and, therefore, Politan may be deemed to be the beneficial owner of all of the Politan Group Shares. The Record Stockholder is the direct and record owner of 1,000 shares of Common Stock that comprise part of the Politan Group Shares. Both the Politan Group Shares and the Koffey Shares represent approximately 8.9% of the outstanding shares of Common Stock based on 53,182,247 shares of Common Stock outstanding as of June 13, 2024, as reported in Masimo’s definitive proxy statement filed on June 17, 2024. As the general partner of Politan, Politan Management may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Politan Group Shares and, therefore, Politan Management may be deemed to be the beneficial owner of all of the Politan Group Shares. As the general partner of the Politan Funds, Politan GP may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) all of the Politan Group Shares, and therefore Politan GP may be deemed to be the beneficial owner of all of the Politan Group Shares. Mr. Koffey, including by virtue of his position as the Managing Partner and Chief Investment Officer of Politan and as the Managing Member of Politan Management and Politan GP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Koffey Shares.

IMPORTANT INFORMATION AND WHERE TO FIND IT

POLITAN STRONGLY ADVISES ALL STOCKHOLDERS OF MASIMO TO READ ITS DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS FILED BY POLITAN WITH THE SEC AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS ARE ALSO AVAILABLE ON THE SEC WEBSITE, FREE OF CHARGE, OR BY DIRECTING A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, D.F. KING & CO., INC., 48 WALL STREET, 22ND FLOOR, NEW YORK, NEW YORK 10005. STOCKHOLDERS CAN CALL TOLL-FREE: (888) 628-8208.

Investor Contact

D.F. King & Co., Inc.

Edward McCarthy / Gordon Algernon / Dan Decea

MASI@dfking.com

Media Contacts

Dan Zacchei / Joe Germani

Longacre Square Partners

dzacchei@longacresquare.com / jgermani@longacresquare.com